(File No. 333-35105)424(b)(3)


                                Supplement No. 2
                                       to
                        Prospectus dated February 4, 1998


         Lockhart Caribbean Corporation ("LCC") has signed definitive agreements to purchase all of the outstanding common stock of two insurance companies:
Guardian Insurance Company, a U.S. Virgin Islands-based insurance company ("Guardian"), and Heritage Insurance Company (Caribbean), Ltd., a British Virgin Islands organized insurance company ("Heritage"). The acquisition of Guardian and Heritage are subject to receipt of certain regulatory approvals and customary closing conditions, and there can be no assurance that such approvals will be obtained or that all conditions will be satisfied or waived. Although the timing of the transactions cannot be assured, LCC anticipates that both acquisitions will be completed on or before October 31, 1998.

         The acquisition of Guardian and Heritage represents an important step in LCC's diversification into consumer financial services. In fact, the combined revenues for Guardian and Heritage for 1997 are greater than LCC's revenues for the same period. In light of the materiality of the pending acquisitions, LCC has temporarily suspended its initial public offering until a post effective amendment to LCC's registration statement on Form S-11 is filed with and declared effective by the U.S. Securities and Exchange Commission.

         If you have any questions, please contact Christine O'Keefe, Vice President/Investor Relations, at:


                  e-mail:  okeefe@lockhart.com
                  phone:  (340) 776-1900
                  fax:    (340) 776-1940






                                                                 AUGUST 25, 1998